Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Issues First Quarter And Initial FY05 Guidance
First quarter net income forecasted to grow 23 to 30 percent
First quarter revenue forecasted to grow 51 to 55 percent

Arlington, VA, May 26, 2004 - CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, issued guidance for its first quarter of Fiscal Year 2005 (FY05) and forecasted revenue of approximately $1.5 billion for all of FY05. For the first quarter of FY05, net income is expected to increase 23 to 30 percent and revenue is expected to increase 51 to 55 percent. Diluted earnings per share for the quarter are expected to range between $0.53 and $0.56. This guidance does not include income or revenue from any potential acquisitions.

The table below summarizes the guidance ranges for the first fiscal quarter and shows the change over the same period in FY04:

(In millions except for earnings per share)	Q1 FY05	% Change

Revenue	$355 - $365	51% - 55%
Net Income	$16.0 - 16.8	23% - 30%
Diluted earnings per share	$0.53 - $0.56	20% - 27%
Diluted weighted average shares	30.2

Investors are reminded that actual results may differ from these estimates for the reasons described at the end of this release.

U.S. Government Market Trends

The guidance for the first fiscal quarter of FY05 and beyond is based on CACI's strategic focus on national security, the global war on terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, deliver services, and conduct business. Through that focus, the company continues to provide value-added support related directly to the increasing demand by its customers for information technology and technology-related services and solutions. This demand is being driven by the government's response to ongoing global threats to national security that are non-traditional in nature and diverse in their origins, and the changes to the operation and culture of the U.S. Government to meet those challenges. This continues to affect the Department of Defense (DoD) and federal civilian agencies in a number of ways including:

Placing greater emphasis on information sharing through technology consolidation of systems and organizations with overlapping and complementary missions
Underscoring the need for more interaction among intelligence and law enforcement agencies
Increasing the importance of centralized assessment of threats and analysis of terrorism
Accelerating the pace of the transformation of the Department of Defense and the military services

The company believes that, as a result of ongoing relationships with its customers across the federal government, it is well positioned to participate in these and other trends to meet its growth and profit objectives for FY05.

Conference Call Information

The company has scheduled a conference call for 8:30 AM Eastern time Thursday, May 27th. Interested parties can listen to the conference call over the Internet by logging on to CACI's Internet site at www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, May 27th, and can be accessed through CACI's homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com